Exhibit 3.1

POSEIDON CONTAINERS HOLDINGS CORP

UNDER SECTION 93 OF THE

MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, George Giouroukos, as the Chief Executive Officer and Secretary of Poseidon Containers Holdings Corp. (the “Corporation”), a corporation organized under the laws of the Republic of the Marshall Islands on September 29, 2014, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to Section 93 of the Business Corporations Act, hereby certifies that:

(1)	The name of the Corporation is: Poseidon Containers Holdings Corp.

(2)	The Articles of Incorporation were filed with the Registrar of Corporations on September 29, 2014.

(3)	These Amended and Restated Articles of Incorporation restate and integrate and further amend the articles of incorporation of the Corporation, as heretofore amended or supplemented.

(4)	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this              day of     , 2015.

Name:	George Giouroukos
Title:	Chief Executive Officer and Secretary

FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

POSEIDON CONTAINERS HOLDINGS CORP.

FIRST: The name of the Corporation is Poseidon Containers Holdings Corp. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the Republic of the Marshall Islands is: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its registered agent at that address is: The Trust Company of the Marshall Islands, Inc. The Corporation may transfer its corporate domicile from the Republic of the Marshall Islands to any other place in the world.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”). The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

FOURTH: (a) The aggregate number of shares of stock that the Corporation is authorized to issue is five hundred million (500,000,000) registered shares, of which four hundred fifty million (450,000,000) shall be designated common shares with a par value of one United States cent (U.S. $0.01) per share, and fifty million (50,000,000) shall be designated preferred shares with a par value of one United States cent (U.S. $0.01) per share.

(b) The holders of shares of Common Stock shall not have cumulative voting rights (as defined in Division 7, Section 71(2) of the BCA).

(c) No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preemptive rights.

(d) The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions, which shall be filed with the Registrar of Corporations in accordance with Section 35(5) of the BCA.

FIFTH: Subject to the requirements of applicable law, and subject to any other provisions of these Amended and Restated Articles of Incorporation, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or the Corporation’s bylaws or by these Amended and Restated Articles of Incorporation directed or required to be exercised or done by the shareholders of the Corporation.

(b) The number of directors constituting the entire Board shall be not less than one, as fixed from time to time by the vote of not less than a majority of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. The phrase “a majority” of the entire Board” as used in these Amended and Restated Articles of Incorporation shall be deemed to refer to a majority of the number of directors constituting the Board of Directors as provided in or pursuant to this Section (b) of this Article SIXTH, without regard to any vacancies then existing.

(c) At any time that the Board of Directors is comprised of at least three members, the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the Board of Directors is comprised of three or more members, the Board of Directors shall divide itself into three classes, with the term of office of the first class to expire at the Corporation’s first Annual Meeting of Shareholders held after the Board of Directors is comprised of three or more members, the term of office of the second class to expire at the Corporation’s second Annual Meeting of Shareholders held after the Board of Directors is comprised of three or more members and the term of office of the third class to expire at the third Annual Meeting of Shareholders held after the Board of Directors is comprised of three or more members. The directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class, if any, as the directors whom they succeed, and each of them shall hold office until the next annual meeting of shareholders (assuming the Board of Directors is not classified) or the third succeeding annual meeting of shareholders if the Board of Directors is then classified, and until such director’s successor is elected and has qualified.

(d) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Any vacancies on the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(f) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

(g) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, term, removal and filling of vacancies with respect to directors elected separately by the holders of one or more series of preferred stock shall not be governed by this Article SIXTH, but rather shall be as provided for in the resolutions adopted by the Board of Directors creating and establishing such series of preferred stock, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by the terms of such resolutions.

(h) The quorum for shareholders’ meetings shall be set forth in the Corporation’s bylaws.

(i) Notwithstanding the foregoing, the election, term, removal and filling of vacancies with respect to directors elected separately by the holders of one or more series of Preferred Stock shall not be governed by this Article SIXTH, but rather shall be as provided for in the resolutions adopted by the Board of Directors creating and establishing such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by the terms of such resolutions.

(j) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the BCA, these Amended and Restated Articles of Incorporation, and any bylaws adopted by the shareholders; provided, however, that no bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

(k) For the purposes of these Amended and Restated Articles of Incorporation:

(1) “Poseidon LLC” means Poseidon Containers Holdings LLC, a Marshall Islands limited liability company, or any successor thereto;

(2) “Trigger Date” shall mean the first date on which Poseidon LLC ceases to beneficially own (directly or indirectly) shares representing thirty-five percent (35%) or more of the Voting Stock;

(3) “Voting Stock” shall mean the shares of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors.

SEVENTH: No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to matters, acts or omissions occurring or any cause of action, suit, claim, accruing or arising, prior to such repeal or modification.

EIGHTH: (a) Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust, or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section.

For purposes of any determination under this paragraph (a) of this Article EIGHTH, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this paragraph shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in in this paragraph (a) of this Article EIGHTH.

(b) Any indemnification under this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph (a) of this Article EIGHTH. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

(c) Notwithstanding any contrary determination in the specific case under paragraph (b) of this Article EIGHTH, and notwithstanding the absence of any determination thereunder, any director or officer may apply to a court of competent jurisdiction in the Republic of the Marshall Islands for indemnification to the extent otherwise permissible under paragraph (a) of this Article EIGHTH. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph (a) of this Article EIGHTH, as the case may be. Neither a contrary determination in the specific case under paragraph (b) of this Article EIGHTH nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this paragraph (c) shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(d) Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(e) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, these bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in paragraph (a) of this Article EIGHTH shall be made to the fullest extent permitted by law. The provisions of this Article EIGHTH shall not be deemed to preclude the indemnification of any person who is not specified in paragraph (a) of this Article EIGHTH but whom the Corporation has the power or obligation to indemnify under the provisions of the BCA, or otherwise.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Notwithstanding anything contained in this Article EIGHTH to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by paragraph (c) of this Article EIGHTH), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation

(h) For purposes of this Article EIGHTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article EIGHTH with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article EIGHTH shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article EIGHTH, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article EIGHTH.

(i) Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH: Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Corporation; provided that any action required or permitted to be taken by the shareholders of the Corporation may be effected by the consent in writing by all of the shareholders entitled to vote with respect to the subject matter.

TENTH: Except as otherwise required by law, special meetings of shareholders of the Corporation for any purpose or purposes may be called at any time only by (i) the Chief Executive Officer of the Corporation, (ii) the Board of Directors pursuant to a resolution duly adopted by a majority of the total number of directors which states the purpose or purposes thereof, or (iii) any shareholder who beneficially owns thirty-five percent (35%) or more of the Voting Stock. Other than as set forth in clause (iii) of the preceding sentence, any power of the shareholders to call a special meeting of shareholders is hereby specifically denied. At a special meeting of shareholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

ELEVENTH: Meetings of shareholders may be held within or without the Republic of the Marshall Islands, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the BCA) outside the Republic of the Marshall Islands at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

TWELFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the Republic of the Marshall Islands, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s bylaws. The Corporation’s bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of shares representing not less than a majority of the votes entitled to be cast by the Voting Stock; provided that from and after the Trigger Date, any proposed alteration, amendment or repeal of, or the adoption of any bylaw inconsistent with, Sections 3, 10, 16 or 17 of Article II of the Corporation’s bylaws or Sections 1, 2 or 7 of Article III of the Corporation’s bylaws or Article IX of the Corporation’s bylaws by the shareholders shall require the affirmative vote of the holders of shares representing not less than sixty-six and two- thirds percent (66 2/3%) of the votes entitled to be cast by the Voting Stock.

THIRTEENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed in these Amended and Restated Articles of Incorporation, the Corporation’s bylaws or the BCA, and all rights, preferences and privileges herein conferred upon shareholders, directors or any other person are granted subject to such reservation; provided, however, that, notwithstanding any other provision of these Amended and Restated Articles of Incorporation (and in addition to any other vote that may be required by law), from and after the Trigger Date the affirmative vote of holders of shares representing not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the Voting Stock shall be required to amend, alter, change or repeal (or to adopt any provision as part of these Amended and Restated Articles of Incorporation inconsistent with the purpose and intent of) Articles SIXTH, SEVENTH, EIGHTH, NINTH TENTH and TWELFTH of these Amended and Restated Articles of Incorporation or this Article THIRTEENTH.